Exhibit 10.8

April 18, 2003	BY FEDERAL EXPRESS

Daniel C. Adelman, M.D.

Dear Dan:

On behalf of Sunesis Pharmaceuticals, Inc. (the “Company”), I am delighted to offer you the position of Senior Vice President of Clinical Development.  Speaking for myself, as well as the other members of the Company’s Management and Board of Directors, we look forward to working with you and to your future success with the Company.

The terms of your new position with the Company are as set forth below:

1.                                      Position.

a.                                       You will become Senior Vice President of Clinical Development of the Company, working in the Company’s facility in South San Francisco and initially reporting to the CEO.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.  Further, you are encouraged to continue your clinical medical practice at a rate of up to one (1) day every two (2) weeks.

2.                                       Start Date.   Subject to fulfillment of any conditions imposed by this letter agreement, you will begin full time employment with the Company not later than May 27, 2003.

3.                                       Compensation.

a.                                       Base Salary.  You will be paid a monthly salary of $19,166.66 which is equivalent to $230,000 on an annualized basis.  Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy.  Your base salary will be reviewed annually for adjustment based on cost of living and merit, at the discretion of the Board of Directors.

4.                                       Stock Options.

In connection with the commencement of your employment, the Company will recommend to the Board of Directors of Sunesis Pharmaceuticals, Inc. that you be granted an option pursuant to the 1998 Stock Option Plan (the “Plan”) to purchase 200,000 Shares of Common Stock (the “Options”).  The stock vests over a four-year period.  The first 25% of the stock vests after one year, and the rest of the shares vest in monthly increments thereafter.  The Options may be exercised prior to vesting by paying to the Company the exercise price for the Shares being purchased, and (ii) entering into a standard form of restricted stock purchase agreement with the Company.

5.                                       Benefits.

a.                                       Insurance Benefits.  Once you begin full time employment with the Company, you will be eligible to participate in our employee benefits program, which includes medical, dental, life, vision and long term disability.  You will be eligible to participate in the 401(k) retirement program the first of the month following three full months of employment.  In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company’s standard form of Indemnification Agreement giving you such protection.  Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

b.                                      Vacation.  You will be entitled to three weeks paid vacation per year, which accrues on a semi-monthly basis.

6.                                       Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution prior to your start date.

7.                                       Confidentiality of Terms.  You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with the members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice, and you may discuss it with other employees of the Company on a need to know basis if required to carry out your duties as the Company’s Senior Vice President of Clinical Development.

8.                                       Employment Eligibility.  In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States.  Accordingly, we request that you provide us with originals of the appropriate documents for this purpose.  A list of the documents deemed acceptable is included on the reverse of the I-9 Form, which is included in this letter.  Please bring the completed I-9 form and appropriate documents with you to your new-hire orientation.

9.                                       At-Will Employment.  Your relationship with the Company will be at-will, as defined under applicable law, meaning that either the Company or you may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

a.                                       In addition, if you are terminated by the Company without “cause,” as defined below (other than by reason of Disability), then:

(i)                                     your annual base salary will continue to be paid in accordance with the Company’s standard payroll policies until the earlier of (A) twelve (12) months following the date of termination (nine (9) months if the date of termination is more than twelve (12) months following your Start Date), or (B) your acceptance of other full-time employment at an equal or greater base salary.  If you obtain full time employment at an annualized base salary less than the annualized base salary you were entitled to at the Company, then the Company will pay you the difference in monthly base salary on a monthly basis until the end of the Company’s severance obligation.  You shall have no obligation to obtain other employment during the severance payment period;

(ii)                                  you will continue to receive benefits pursuant to the Company’s Benefit Plans, provided that such Benefit Plans permit continuation post-termination by payment of State or Federal COBRA premiums, at the Company’s expense until the earlier of (A) twelve (12) months following the date of termination, or (B) you are no longer eligible for State or Federal COBRA;

(iii)                               the number of Shares vested shall be measured as if the termination occurred twelve (12) months after the actual date of termination; and

(iv)                              Upon a change of control (as defined below) of the Company, you shall be entitled to the benefits described in subparagraphs (i), (ii), and (iii) above if you terminate employment because of Effective Termination.  “Effective Termination” shall mean:  (A) without your express written consent, a significant reduction of your duties, position or responsibilities; or (B) without your express written consent, a material reduction by the Company of your base salary; or (C) a reduction by the Company in the kind or level of your benefits to which you are entitled with the result that your overall benefits package is significantly reduced; or (D) without your express written consent, the relocation of you to a facility or location more than one hundred (100) miles from the Company’s current facility.  In addition, vesting of the unvested portion of the Options or the Company’s right to repurchase stock under the stock purchase agreement entered into upon exercise of the Options shall automatically be accelerated (or in the case of the right of repurchase, shall lapse) so that such Options (or shares, as applicable) shall become completely vested.  For the purposes of this Section 9(a)(iv), “Change of Control” shall mean a merger or reorganization of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, or a sale of securities of the Company, in which transaction the Company’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent.  Notwithstanding the foregoing, if it is determined by the Company’s independent public accountants that such accelerated vesting would preclude accounting for the change of control as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the change of control that the transaction be accounted for as a pooling of interests, then the accelerated vesting shall not occur pursuant to this section (iv) but shall be accelerated at the earliest time which will not preclude accounting as a pooling of interests.

(v)                                 Your stock option agreement and/or stock purchase agreement will reflect the vesting acceleration and change of control provisions recited in this Agreement.

b.                                      Definition of “Cause.”

“Cause” to terminate your employment is defined as follows:

(A)                              your deliberate refusal to substantially perform the duties associated with your position;

(B)                                your personally engaging in conduct that you intend to be seriously injurious to the Company, its affiliates or employees;

(C)                                your knowing violation of a federal or state law or regulation applicable to the business of the Company;

(D)                               your being convicted of a felony under the laws of the United States or any State, or the misappropriation of material property belonging to the Company or its affiliates; or

(E)                                 your knowingly and intentionally breaching in any material respect the terms of your Proprietary Information Agreement.

c.               Definition of “Disability.”

“Disability” means a mental or physical impairment, which in the good faith judgment of the Board of Directors of the Company, prevents you from performing the responsibilities and duties of your position to their satisfaction for a period of forty-five (45) consecutive days or ninety (90) days during any twelve-month period.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, no later than Friday, April 25, 2003, along with a signed and dated copy of the Confidential Information and Invention Assignment Agreement.  This letter, along with the Confidential Information and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Sincerely,

James W. Young, Ph.D.

Chief Executive Officer

Fax:                           650-266-3503

Tel:         650-266-3710

AGREED AND ACCEPTED:

Name

Signature

Date

Enc.